Exhibit 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

March 25, 2011

The Board of Directors

API Technologies Corp.

4705 S. Apopka Vineland Rd. Suite 210

Orlando, FL 32819

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 25, 2011 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 3,750,000 shares (the “Shares”) of your common stock (“Common Stock”) available for issuance under your Amended and Restated 2006 Equity Incentive Plan, as amended by Amendment No. 1 on January 21, 2011 (the “Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati